Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
BlackSky Technology Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	457(c)	16,403,677(2)	$1.38(3)	$22,637,074.26	0.00011020	$2,494.61
Equity	Class A Common Stock, par value $0.0001 per share	457(g)	16,403,677(4)	$2.20(5)	$36,088,089.40	0.00011020	$3,976.91
Total Offering Amounts							$6,471.52
Total Fees Previously Paid							—
Total Fee Offsets(6)							—
Net Fee Due							$6,471.52
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or similar transaction.
(2) Represents shares registered for resale by the Selling Stockholders named in this registration statement, consisting of 16,403,677 issued and outstanding shares of Class A Common Stock (“Common Stock”) held by the Selling Stockholders.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported by The New York Stock Exchange on March 24, 2023.
(4) Represents the resale of 16,403,677 shares of Common Stock by the Selling Stockholders issuable upon exercise of the warrants (the “Warrants”) (as defined in this registration statement).
(5) Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.
(6) The registrant does not have any fee offsets.